Exhibit 24(b)(9)

                            ADMINISTRATION AGREEMENT
                                     between
                               BRAZOS MUTUAL FUNDS
                                       and
                      RODNEY SQUARE MANAGEMENT CORPORATION


         THIS ADMINISTRATION AGREEMENT is made as of the ___ day of ____________, 1996, between Brazos Mutual Funds, a Delaware business trust (the "Trust"), having its principal place of business in Wilmington, Delaware, and Rodney Square Management Corporation, a Delaware corporation ("Rodney Square"), having its principal place of business in Wilmington, Delaware.

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company and offers for public sale one or more series of shares of beneficial interest ("Series");

         WHEREAS, each share of a Series represents an undivided interest in the assets, subject to the liabilities, allocated to that Series;

         WHEREAS, at the present time, the Trust has established two Series, each consisting of one class of shares, and the Trust may establish additional Series and/or classes in the future; and

         WHEREAS, the Trust desires to avail itself of the services of Rodney Square and to have Rodney Square provide certain administrative services; and Rodney Square is willing to furnish such services to the Trust with respect to each Series listed on Schedule A to this Agreement (each a "Fund" and collectively the "Funds") on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

     1. Appointment. The Trust hereby appoints and employs Rodney Square as agent to perform the services described in this Agreement for the Trust such appointment to take effect at the close of business on the date first written above. Rodney Square shall act under such appointment and perform the obligations thereof upon the terms and conditions hereinafter set forth and in accordance with the principles of principal and agent enunciated by applicable common law.

     2. Documents. The Trust has furnished Rodney Square copies of the Trust's Agreement and Declaration of Trust, By-Laws, Advisory Agreement, Distribution Agreement, Accounting Services Agreement, Custody Agreement, Transfer Agency Agreement, Shareholder Servicing Plan and Agreement, most recent Registration Statement on Form N-1A, current Prospectus and Statement of Additional Information (the "SAI") and all forms relating to the plan, program or service offered by the Trust. The Trust shall furnish promptly to Rodney Square a copy of any amendment or supplement to the above-mentioned documents. The Trust shall furnish promptly to Rodney Square any additional documents necessary for it to perform its functions hereunder or such other documents as Rodney Square shall request.



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     3. Administrative Services. Subject to the direction and control of the
Board of Trustees of the Trust (the "Trustees") and to the extent not otherwise the responsibility of, or provided by, the Trust or other supply agents of the Trust, Rodney Square shall provide the following administrative services to the
Trust:

     a. Supply:
         (i) office facilities (which may be in Rodney Square's or its affiliates' own offices);
        (ii)   non-investment related statistical and research data;
        (iii)  executive and administrative services;
        (iv)   stationery and office supplies at Trust expense; and
         (v) corporate secretarial services, such as the preparation and distribution of materials at Trust expense for meetings of the Board of Trustee or shareholders;

     b. Prepare, file, coordinate printing and mailing of, if necessary, reports to shareholders of the Trust and reports with the Securities and Exchange Commission (the "SEC") and state securities authorities, including preliminary and definitive proxy materials, post-effective amendments to the Trust's registration statement, Rule 24f-2 Notices, Form N-SAR filings and Prospectus supplements;

     c. Monitor each Fund's compliance with the investment restrictions and limitations imposed by the 1940 Act, state securities laws and applicable regulations thereunder, the fundamental and non-fundamental investment policies and limitations set forth in the Prospectus and SAI, and the investment restrictions and limitations necessary for each Fund to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor statute;


     d. Monitor sales of each Fund's shares and ensure that such shares are properly registered, as required, with the SEC and applicable state authorities;


     e. Recommend dividend declarations to the Board, prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders;


     f. Prepare financial statements and footnotes and other financial information with such frequency and in such format as are required to be included in reports to shareholders, tax authorities, the Trust's Board of Trustees, performance reporting companies, Trust auditors and the SEC;

     g. Review sales literature and file such with regulatory authorities, as necessary;


     h. Provide information regarding material developments in state securities regulation;



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     i. Provide personnel to serve as officers of the Trust if so elected by the
     Board of Trustees and attend Board meetings to present materials for Board review.

     j. Review the impact of current day's activity on a per share basis, review the change in market value of securities, and review yields for reasonableness.

     k. Timely follow-up and resolution of all open issues with all applicable internal units; and

     l. Maintain awareness of all applicable regulatory and operational service issues and recommended dispositions.

     4. Expenses of the Trust. The Trust agrees that it will pay all its expenses, other than those expressly stated to be payable by Rodney Square hereunder, which expenses payable by the Trust shall include, without limitation:


     a. Fees payable for investment advisory services provided by the Trust's Investment Adviser;


     b. Fees payable for services provided by the Trust's independent public accountants;

     c. Fees payable for accounting services;

     d. Fees payable for transfer agency services;

     e. Fees payable for custodial services;

     f. The cost of obtaining quotations for calculating the value of the assets of each Fund;

     g. Taxes levied against the Trust or any Fund;


     h. Brokerage fees, mark-ups and commissions in connection with the purchase and sale of portfolio securities;

     i. Costs, including the interest expense of borrowing money;


     j. Costs and/or fees incident to holding meetings of the Board of Trustees and shareholders, preparation (including typesetting, printing and EDGAR filing charges) and mailing of prospectuses, reports and proxy materials to the existing shareholders of the Trust, filing of reports with regulatory bodies, maintenance of the Trust's



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



     corporate existence, and registration of Trust shares with federal and state securities authorities;

     k. Legal fees and expenses;

     l. Costs of printing share certificates representing shares of the Trust;


     m. Fees payable to, and expenses of, members of the Board of Trustees who are not "interested persons" of the Trust;


     n. Out-of-pocket expenses incurred in connection with the provision of administration, accounting, custodial and transfer agency services;


     o. Premiums payable on the fidelity bond required by Section 17(g) of the 1940 Act, and premiums payable on any other insurance policies related to the Trust's business and the investment activities of its Funds;

     p. Rule 12b-1 fees, if any;

     q. Shareholder service fees, if any;

     r. Fees, voluntary assessments and other expenses incurred in connection with the Trust's membership in investment company organizations; and


     s. Such non-recurring expenses as may arise, including expenses in connection with legal actions, suits or proceedings to which the Trust is a party, and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

         Except as otherwise agreed by Rodney Square, Rodney Square will not reimburse the Trust for (or have deducted from its fees payable under this Agreement) any expenses in excess of any expense limitations imposed by state securities commissions having jurisdiction over the sale of Fund shares.

     5. Recordkeeping and Other Information. Rodney Square shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described above) performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. All records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by Rodney Square for the periods and in the places required by Rule 31a-2 under the 1940 Act.




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     6. Audit, Inspection and Visitation. Rodney Square shall make available during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust, any person retained by the Trust or any regulatory agency having authority over the Trust.

     7. Appointment of Agents. Rodney Square may at any time or times, in its discretion, appoint (and may at any time remove) other parties as its agent to carry out such of the provisions of this Agreement as Rodney Square may from time to time direct; provided, however, that the appointment of any such agent shall not relieve Rodney Square of any of its responsibilities or liabilities hereunder.

     8. Right to Receive Advice.


     a. Advice of Trust. If Rodney Square shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Trust directions or advice, including oral or written instructions where appropriate.

     b. Advice of Counsel. If Rodney Square shall be in doubt as to any question of law involved in any action to be taken or omitted by Rodney Square, it may request advice at the Trust's expense from counsel of its own choosing (who in the first instance shall be the regularly retained counsel for the Trust but, as to non-routine matters, may be the regularly retained counsel of Rodney Square, at the option of Rodney Square).

     c. Conflicting Advice. In case of conflict between oral and written instructions received by Rodney Square, Rodney Square shall be entitled to rely on and follow written instructions alone. In case of conflict between advice received under (a) and (b) above, Rodney Square shall be entitled to rely on and follow advice obtained in accordance with (b) above.

     d. Protection of Rodney Square. Rodney Square shall be protected in any action or inaction which it takes in reliance on any directions, advice or oral or written Instructions received pursuant to subsections (a) or (b) of this Section which Rodney Square, after receipt of any such directions, advice or oral or written instructions, in good faith believes to be consistent with such directions, advice or oral or written instructions, as the case may be. However, nothing in this Section shall be construed as imposing upon Rodney Square any obligation (i) to seek such direction, advice or oral or written instructions, or (ii) to act in accordance with such directions, advice or oral or written instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to Rodney Square's properly taking or omitting to take such action.

     9. Compliance with Governmental Rules and Regulations. Except as otherwise provided herein, the Trust assumes full responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), the 1940 Act, the Commodity Exchange Act and any



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laws, rules and regulations of governmental authorities having jurisdiction over the Trust and its operations.

     10. Compensation. For the performance of its obligations under this Agreement, each Fund shall pay Rodney Square an administration fee with respect to each Fund in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

     11. Use of Rodney Square's Name. The Trust shall not use the name of Rodney Square or any of its affiliates in any Prospectus, SAI, sales literature or other material relating to the Trust in a manner not approved prior thereto in writing by Rodney Square; provided, however, that Rodney Square shall approve all uses of its and its affiliates' names that merely refer in accurate terms to their appointments hereunder or that are required by the SEC or a state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

     12. Use of Trust's Name. Neither Rodney Square nor any of its affiliates shall use the name of the Trust or material relating to the Trust on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto by the Trust; provided, however, that the Trust shall approve all uses of its name that merely refer in accurate terms to the appointment of Rodney Square hereunder or that are required by the SEC or a state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

     13. Liability of Rodney Square or Affiliates. Neither Rodney Square nor any officer, director, or employee of Rodney Square, nor any person who controls Rodney Square within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act (collectively, "Rodney Square Affiliates") shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith, negligence or reckless disregard of such person's obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of Rodney Square or any of its affiliates who may be or become an officer or director of the Trust, shall be deemed, when rendering services to the Trust as such officer or acting on any business of the Trust in such capacity (other than services or business in connection with Rodney Square's duties under this Agreement), to be rendering such services to or acting solely for the Trust and not as an officer, director, employee or agent or one under the control or direction of Rodney Square or any of its affiliates, even though paid by one of those entities.

     14. Indemnification.


     a. The Trust agrees to indemnify and hold harmless Rodney Square and any person who is a Rodney Square Affiliate from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act, the 1934 Act or the 1940 Act and any applicable state or foreign securities laws, and amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or omission to act which Rodney Square takes (i) at the request of or on the direction of or in reliance on the advice of the Trust or



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



     (ii) upon oral or written instructions. Neither Rodney Square nor any Rodney Square Affiliate shall be indemnified against any liability (or any expenses incident to such liability) arising out of Rodney Square's or any such affiliate's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.


     b. Rodney Square agrees to indemnify and hold harmless the Trust from all taxes, charges, expenses, assessments, claims and liabilities arising from Rodney Square's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of Rodney Square's or its directors', officers', employees', agents' and representatives own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.


     c. In order that the indemnification provisions contained in this Section 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.


     15. Responsibility of Rodney Square. In the performance of its duties hereunder, Rodney Square shall be obligated to exercise due care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. Rodney Square shall be under no duty to take any action on behalf of the Trust except as specifically set forth or as may be specifically agreed to by Rodney Square in writing. Without limiting the generality of the foregoing or of any other provision of this Agreement, Rodney Square in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any oral or written instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Rodney Square reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond Rodney Square's control, including acts of civil or military authority, national emergencies, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, in which circumstances Rodney Square shall take reasonable actions to minimize loss of data therefore.

     16. Duration, Termination, etc. The provisions of this Agreement may not be changed, waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.




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



          This Agreement shall become effective as of the day and year first written above, and unless terminated as therein provided, shall continue in force for twelve (12) months from the date of its execution and thereafter from year to year, provided continuance after the initial twelve (12) month period is approved at least annually by a vote of the Trustees of the Trust. This Agreement may at any time be terminated on ninety (90) days' advance written notice given to Rodney Square or by Rodney Square on six (6) months' advance written notice given to the Trust; provided, however, that this Agreement may be terminated immediately at any time for cause, either by the Trust or by Rodney Square, in the event that such cause shall have remained unremedied for sixty
(60) days or more after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Sections 13 and 14 hereof.


          In the event that the Trust designates a successor to any of Rodney Square's obligations hereunder, Rodney Square shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by Rodney Square under the foregoing provisions.


     17. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

        Rodney Square and the Trust shall regularly consult with each other regarding Rodney Square's performance of its obligations and its compensation under the foregoing provisions. In connection therewith, the Trust shall submit to Rodney Square, at a reasonable time in advance of filing with the SEC, copies of any amended or supplemented registration statement of the Trust (including exhibits) under the 1933 Act and the 1940 Act, and, a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such materials that would require any change in Rodney Square's obligations under the foregoing provisions shall be subject to the burdened party's approval, which shall not be unreasonably withheld. In the event that a change in such documents or in the procedures contained therein increases the cost to Rodney Square of performing its obligations hereunder by more than an insubstantial amount, Rodney Square shall be entitled to receive reasonable compensation therefore.

     18. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

     19. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     20. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws (without regard, however, to laws as to conflicts of law) of the State of Delaware.

     21. Shareholder Liability. Rodney Square is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust



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



and agree that obligations assumed by the Trust under this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of such Fund or Funds. Rodney Square further agrees that it shall not seek satisfaction of any such obligations from the shareholders or any individual shareholder of the Funds, nor from the Trustees or any individual Trustee of the Trust.


     22. Arbitration. Any or all claims, disputes or other controversies ("disputes") that may arise between the parties to and in connection with this Agreement or any services or other obligations to be performed pursuant to this Agreement or any aspect of the relationship between the parties shall be resolved in accordance with the procedures specified in Schedule B to this Agreement.


     23. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

                    BRAZOS MUTUAL FUNDS

                      By: _________________________________
                         Name, Title



                    RODNEY SQUARE MANAGEMENT
                    CORPORATION


                      By:   _________________________________
                            Martin L. Klopping, President





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                            ADMINISTRATION AGREEMENT
                                   SCHEDULE A
                               BRAZOS MUTUAL FUNDS

ANNUAL FEE

For services provided to Brazos Mutual Funds (the "Trust") pursuant to this Administration Agreement, Rodney Square Management Corporation ("Rodney Square") shall receive an annual fee equal to the greater of:

A. A minimum annual fee of $32,500 for each of the first two single-class portfolios of the Trust, plus $15,000 for any such additional portfolio, or second or additional class of a portfolio; or

B. an asset-based fee, calculated with reference to the average daily net assets of the Trust, on a Trust-wide basis, according to the following schedule:

     0.15% of the first $50 million in assets; plus
     0.10% of assets between $50 million and $200 million; plus
     0.7% of assets in excess of $200 million.

The foregoing fee shall be payable monthly, as soon as practicable after the last day of each month, based on the Trust's combined average daily net assets as determined at the close of business on each business day throughout the month.

OUT-OF-POCKET EXPENSES

In addition to the foregoing fee, Rodney Square's reasonable out-of-pocket expenses incurred in the performance of its responsibilities pursuant to this Administration Agreement shall either be paid and advanced directly by the Trust, or promptly reimbursed, upon billing, by the Trust.

SEVERANCE AND CONVERSION FEE


Upon termination, notice of termination, or non-renewal of the attached Administration Agreement within the initial twelve (12) month term by the Trust or the Trust's Board of Trustees, the parties hereby acknowledge and agree that the Trust shall pay to Rodney Square, in consideration of Rodney Square's severance and cooperation toward the Trust's conversion to a new service provider, and not as a penalty:

A. A sum, with respect to each of the Trust's portfolios, sufficient to cause Rodney Square to have received payment in full (notwithstanding any prior fee waivers or reimbursements) as and as if Rodney Square had duly performed its obligations pursuant to this Agreement for the full initial twelve (12) month term thereof; plus

B. Rodney Square's out-of-pocket expenses to such date plus reasonable out-of-pocket expenses incurred, at the Trust's request, in connection with the Trust's conversion to a new service provider.






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                            ADMINISTRATION AGREEMENT
                                   SCHEDULE B
                               BRAZOS MUTUAL FUNDS


     Dispute resolution procedures

         1. Any unresolved claims, disputes or controversies ("dispute(s)") that may arise between the parties to and in connection with this Administration Agreement, or the Accounting Services Agreement, Transfer Agency Agreement, Custody Agreement or Distribution Agreement of even date with this Administration Agreement or any services or other obligations to be performed pursuant to such Agreements or any aspect of the relationship between the parties shall be settled and determined, absent further written agreement of the parties, by arbitration and not by court litigation.

         2. Any such arbitration proceedings shall be conducted before the American Arbitration Association ("AAA") in accordance with
                  (a) the procedures stipulated within this Schedule and (b) the Securities Arbitration Rules of the AAA (the "AAA Rules") in effect at and as of the time when such resolution is sought. In the event of a conflict between such procedures and the AAA Rules, the procedures stipulated within this Schedule shall control. Should any of such procedures be determined to be invalid or otherwise unenforceable, all other such procedures shall remain in effect and binding on the parties to the fullest extent permitted by law.

         3. Arbitration, regardless of the amount in dispute, shall be conducted before a panel of three arbitrators to be selected as provided in the AAA Rules. The parties stipulate and agree that:

                  (a) To the extent permitted by the AAA Rules, the arbitrators shall be selected from the mutual fund industry.

                  (b) To the extent permitted by the AAA Rules, no discovery is to be permitted in connection with the arbitration unless expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

         4. The arbitrators may not award non-monetary, injunctive or equitable relief of any kind or sort whatsoever. Nor may the arbitrators award punitive damages or damages of any kind or sort not limited to and by the prevailing party's actual damages.

         5. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation or enforceability of these procedures (including any contention that all or any part of these procedures are invalid or unenforceable), shall be governed by the Federal Arbitration Act and resolved by the arbitrators.




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





         6. All aspects of the arbitration shall be treated as confidential. Neither the parties, their agents or representatives, nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to duly comply, in good faith, with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to the other party and shall otherwise afford such other party a reasonable good-faith opportunity to protect its interests in the premises.

         7. The result of the arbitration will be binding on the parties, in accordance with the AAA Rules, and judgment upon the arbitrators' award may be entered in any court having jurisdiction over the parties and the subject matter of such award.




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




                            TRANSFER AGENCY AGREEMENT
                                     between
                               BRAZOS MUTUAL FUNDS
                                       and
                      RODNEY SQUARE MANAGEMENT CORPORATION


       THIS TRANSFER AGENCY AGREEMENT is made as of the ___ day of _______________, 1996, between Brazos Mutual Funds, a Delaware business trust (the "Trust"), having its principal place of business in Dallas, Texas, and Rodney Square Management Corporation, a Delaware corporation ("Rodney Square"), having its principal place of business in Wilmington, Delaware.

       WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company and offers for public sale distinct series of shares of beneficial interest ("Series");

       WHEREAS, each share of a Series represents an undivided interest in the assets, subject to the liabilities, allocated to that Series and each Series has a separate investment objective and policies;

       WHEREAS, at the present time, the Trust has established two Series, each consisting of one class of shares, and the Trust may establish additional Series and/or classes in the future; and

       WHEREAS, the Trust desires to avail itself of the services of Rodney Square to serve as the Trust's transfer agent and Rodney Square is willing to furnish such services to the Trust with respect to each of the Series listed on Schedule A to this Agreement (each a "Portfolio" or collectively the "Portfolios") on the terms and conditions hereinafter set forth;

       NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:


1. Appointments. The Trust hereby appoints Rodney Square as transfer agent, registrar and dividend disbursing agent for the shares of beneficial interest (the "Shares") in the Trust and as servicing agent in connection with the disbursements of dividends and distributions and as shareholders' servicing agent for the Trust, each such appointment to take effect at the close of business on the day and year first written above, and Rodney Square shall act as such and perform its obligations thereof upon the terms and conditions hereafter set forth and in accordance with the principles of principal and agent enunciated by applicable common law.

2. Documents. The Trust has furnished Rodney Square with copies of the Trust's Agreement and Declaration of Trust, By-Laws, Management Agreement, Custodian Agreement, Distribution Agreement, Accounting Services Agreement, Shareholder Servicing Agreements, most recent Registration Statement on Form N-1A, current Prospectus and Statement of Additional Information (the "SAI"), all forms relating to any plan, program or service offered by the Trust and a certified copy of the resolution of its Board of Trustees (the "Trustees") approving Rodney Square's appointment hereunder and identifying and containing the signatures of the Trust's officers authorized to issue Oral Instructions and to sign Written Instructions, as hereinafter defined, on



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



       behalf of the Portfolio and to execute stock certificates representing Shares. Subject to the provisions of Section 21 hereof, the Trust shall furnish promptly to Rodney Square a copy of any amendment or supplement to the above-listed documents. The Trust shall furnish to Rodney Square any additional documents necessary for it to perform its functions hereunder.

3.     Definitions.

       (a) Authorized Person. As used in this Agreement, the term "Authorized Person" means any officer of the Trust and any other person, whether or not any such person is an officer or employee of the Trust, duly authorized by the Trustees of the Trust to give Oral and Written Instructions on behalf of the Portfolio and certified by the Secretary or Assistant Secretary of the Trust or any amendment thereto as may be received by Rodney Square from time to time.

       (b) Oral Instructions. As used in this Agreement, the term "Oral Instructions" means oral instructions actually received by Rodney Square from an Authorized Person or from a person reasonably believed by Rodney Square to be an Authorized Person. The Trust agrees to deliver to Rodney Square, at the time and in the manner specified in Section 4(b) of this Agreement, Written Instructions confirming Oral Instructions.

       (c) Written Instructions. As used in this Agreement, the term "Written Instructions" means written instructions delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, and received by Rodney Square and signed by an Authorized Person.

4.     Instructions Consistent with Agreement and Declaration of Trust, etc.

       (a) Unless otherwise provided in this Agreement, Rodney Square shall act only upon Oral or Written Instructions. Although Rodney Square may know of the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, Rodney Square may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Agreement and Declaration of Trust or By-Laws or any vote, resolution or proceeding of the shareholders, or of the Trustees, or of any committee thereof.

       (b) Rodney Square shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by Rodney Square pursuant to this Agreement. The Trust agrees to forward to Rodney Square Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by Rodney Square by the close of business of the same day that such Oral Instructions are given to Rodney Square. The Trust agrees that the fact that such confirming Written Instructions are not received by Rodney Square shall in no way affect the validity of the transactions or enforceability of the transactions authorized by such Oral Instructions. The Trust agrees that Rodney Square shall incur no liability to the Trust in acting upon Oral Instructions given to Rodney Square hereunder concerning such transactions, provided such instructions reasonably appear to have been received from an Authorized Person.

5. Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, Rodney Square is authorized to take the following actions:

       (a) Issuance of Shares. Upon receipt of a purchase order from the Distributor, as defined in the Distribution Agreement between the Trust and Rodney Square Distributors, Inc. or a prospective shareholder for the purchase of Shares and sufficient information to enable Rodney Square to establish a shareholder account or to issue Shares to an existing shareholder account, and after confirmation of receipt or crediting of Federal funds for such order from Rodney Square's designated bank, Rodney Square shall issue and credit the account of the investor or other record holder with Shares in the manner described in the Prospectus. Rodney Square shall deposit all checks received from prospective shareholders into an account on behalf of the Trust, and shall promptly transfer all Federal funds received from such checks to the Custodian, as defined in the Custodian Agreement between the Trust and Wilmington Trust Company. (References herein to "Custodian" shall also be construed to refer to a "Sub-Custodian" if such appointment has been made.) If so directed by the Distributor, the confirmation supplied to the shareholder to mark such issuance will be accompanied by a Prospectus.

       (b) Transfer of Shares; Uncertificated Securities. Where a shareholder does not hold a certificate representing the number of Shares in its account and does provide Rodney Square with instructions for the transfer of such Shares which include a signature guaranteed by a commercial bank, trust company or member firm of a national securities exchange and such other appropriate documentation to permit a transfer, then Rodney Square shall register such Shares and shall deliver them pursuant to instructions received from the transferor, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), and the laws of the State of Delaware relating to the transfer of shares of beneficial interest.

       (c) Stock Certificates. If at any time the Portfolio issues stock certificates, the following provisions will apply:

                (i) The Trust will supply Rodney Square with a sufficient supply of stock certificates representing Shares, in the form approved from time to time by the Trustees of the Trust, and, from time to time, shall replenish such supply upon request of Rodney Square. Such stock certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Trust, and shall bear the corporate seal or facsimile thereof of the Trust, and notwithstanding the death, resignation or removal of any officer of the Trust, such executed certificates bearing the manual or facsimile signature of such officer shall remain valid and may be issued to shareholders until Rodney Square is otherwise directed by Written Instructions.

                (ii) In the case of the loss or destruction of any certificate representing Shares, no new certificate shall be issued in lieu thereof, unless there shall first have been furnished an appropriate bond of indemnity issued by the surety company approved by Rodney Square.

                (iii) Upon receipt of signed stock certificates, which shall be in proper form for transfer, and upon cancellation or destruction thereof, Rodney Square shall countersign, register and issue new certificates for the same number of Shares and shall deliver them pursuant to instructions received from the transferor, the rules and regulations of the SEC, and the laws of the State of Delaware relating to the transfer of shares of beneficial interest.

                (iv) Upon receipt of the stock certificates, which shall be in proper form for transfer, together with the shareholder's instructions to hold such stock certificates for safekeeping, Rodney Square shall reduce such Shares to uncertificated status, while retaining the appropriate registration in the name of the shareholder upon the transfer books.

                (v) Upon receipt of written instructions from a shareholder of uncertificated securities for a certificate in the number of shares in its account, Rodney Square will issue such stock certificates and deliver them to the shareholder.

       (d) Redemption of Shares. Upon receipt of a redemption order from the Distributor or a shareholder, Rodney Square shall redeem the number of Shares indicated thereon from the redeeming shareholder's account and receive from the Trust's Custodian and disburse pursuant to the redeeming shareholder's instructions the redemption proceeds therefor, or arrange for direct payment of redemption proceeds by the Custodian to the redeeming shareholder or as instructed by the shareholder, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Trust, Rodney Square and the Trust's Custodian.

6. Authorized Issued and Outstanding Shares. The Trust agrees to notify Rodney Square promptly of any change in the number of authorized Shares and of any change in the number of Shares registered under the Securities Act of 1933, as amended (the "1933 Act") or termination of the Trust's declaration under Rule 24f-2 of the 1940 Act. The Trust has advised Rodney Square, as of the date hereof, of the number of Shares (a) held in any redemption or repurchase account, and (b) registered under the 1933 Act, as amended, which are unsold. In the event that the Trust shall declare a stock dividend or a stock split, the Trust shall deliver to Rodney Square a certificate, upon which Rodney Square shall be entitled to rely for all purposes, certifying (a) the number of Shares involved,
       (b) that all appropriate corporate action has been taken, and (c) that any amendment to the Agreement and Declaration of Trust of the Trust which may be required has been filed and is effective. Such certificate shall be accompanied by an opinion of counsel to the Trust relating to the legal adequacy and effect of the transaction.

7. Dividends and Distributions. The Trust shall furnish Rodney Square with appropriate evidence of action by the Trust's Trustees authorizing the declaration and payment of dividends and distributions as described in the Prospectus. After deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable laws, rules and regulations, Rodney Square shall in accordance with the instructions in proper form from a shareholder and the provisions of the Agreement and Declaration of Trust and Prospectus, issue and credit the account of the shareholder with Shares, or, if the shareholder so elects, pay such dividends or distributions in cash to the shareholders in the manner described in the Prospectus. In lieu of receiving from the Trust's Custodian and paying to shareholders cash dividends or distributions, Rodney Square may arrange for the direct payment of cash dividends and distributions to shareholders by the Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Trust, Rodney Square and the Trust's Custodian.

       Rodney Square shall prepare, file with the Internal Revenue Service and other appropriate taxing authorities, and address and mail to shareholders such returns and information relating to dividends and distributions paid by the Trust as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Portfolio, Rodney Square shall mail certain requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Portfolio, all as required by applicable Federal tax laws and regulation.

       In accordance with the Prospectus, resolutions of the Trust's Trustees that are not inconsistent with this Agreement and are provided to Rodney Square from time to time, and such procedures and controls as are mutually agreed upon from time to time by and among the Trust, Rodney Square and the Trust's Custodian, Rodney Square shall (a) arrange for issuance of Shares obtained through transfers of funds from shareholders' accounts at financial institutions; (b) arrange for the exchange of Shares for shares of other eligible investment companies, when permitted by the Prospectus.

8.     Communications with Shareholders.

       (a) Communications to Shareholders. Rodney Square will address and mail all communications by the Portfolio to its shareholders, including reports to shareholders, confirmations of purchases and sales of Shares, monthly statements, dividend and distribution notices and proxy material for its meetings of shareholders. Rodney Square will receive and tabulate the proxy cards for the meetings of the shareholders of the Portfolio.

       (b) Correspondence. Rodney Square will answer such correspondence from shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between Rodney Square and the Trust.

9. Services to be Performed. Rodney Square shall be responsible for administering and/or performing transfer agent functions, for acting as service agent in connection with dividend and distribution functions and for performing shareholder account administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Trust's custodian bank in connection with shareholder redemption by check) of the Trust's Shares as set forth in Schedule B. The details of the operating standards and procedures to be followed shall be determined from time to time by agreement between Rodney Square and the Trust and may be expressed in written schedules which shall constitute attachments to this Agreement.

10.    Record Keeping and Other Information.

       (a) Rodney Square shall maintain records of the accounts for each Shareholder showing the items listed in Schedule C.

       (b) Rodney Square shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, and those records pertaining to the various functions performed by it hereunder. All records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by Rodney Square for the periods and in the places required by Rule 31a-2 under the 1940 Act.

11. Audit, Inspection and Visitation. Rodney Square shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust or any person retained by the Trust. Upon reasonable notice by the Trust, Rodney Square shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Trust, or any person retained by the Trust.

12. Compensation. Compensation for the transfer agent services and duties performed pursuant to this Agreement will be paid by the Trust. Certain other fees due and expenses incurred pursuant to this Agreement are payable by the Trust or the shareholder on whose behalf the service is performed and are provided in Schedule D hereto.

       The Trust shall reimburse Rodney Square for all reasonable out-of-pocket expenses incurred by Rodney Square or its agents in the performance of its obligations hereunder. Such reimbursement for expenses incurred in any calendar month shall be made on or before the tenth day of the next succeeding month.

       The term "out-of-pocket expenses" shall include, but not be limited to, the following expenses incurred by Rodney Square in the performance of its obligations hereunder: the cost of stationery and forms (including but not limited to checks, proxy cards, and envelopes), the cost of postage, the cost of insertion of non-standard size materials in mailing envelopes and other special mailing preparation by outside firms, the cost of first-class mailing insurance, the cost of external electronic communications as approved by the Trustees (to include telephone and telegraph equipment and an allocable portion of the cost of personnel responsible for the maintenance of such equipment), toll charges, data communications equipment and line charges and the cost of microfilming of shareholder records (including both the cost of storage as well as charges for access to such records). If Rodney Square shall undertake the responsibility for microfilming shareholder records, it may be separately compensated therefor in an amount agreed upon by the principal financial officer of the Trust and Rodney Square, such amount not to exceed the amount which would be paid to an outside firm for providing such microfilming services.

13. Use of Rodney Square's Name. The Trust shall not use the name of Rodney Square in any Prospectus, SAI, sales literature or other material relating to the Trust in a manner not approved prior thereto, provided, however, that Rodney Square shall approve all uses of its name which merely refer in accurate terms to its appointments hereunder or which are required by the SEC or a state securities commission and, provided further, that in no event shall such approval be unreasonably withheld.

14. Use of Trust's Name. Rodney Square shall not use the name of the Trust or the Portfolio of the Trust or material relating to the Trust or the Portfolio on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved prior thereto, provided, however, that the Trust shall approve all uses of its name which merely refer in accurate terms to the appointment of Rodney Square hereunder or which are required by the SEC or a state securities commission, and, provided, further, that in no event shall such approval be unreasonably withheld.

15. Security. Rodney Square represents and warrants that, to the best of its knowledge, the various procedures and systems which Rodney Square has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) the Trust's blank checks, records and other data and Rodney Square's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis.

16. Insurance. Rodney Square shall notify the Trust should any of its insurance coverage be materially changed. Such notification shall include the date of change and the reason or reasons therefor. Rodney Square shall notify the Trust of any material claims against it, whether or not they may be covered by insurance and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Rodney Square under its insurance coverage.

17. Assignment of Duties to Others. Neither this Agreement nor any rights or obligations hereunder may be assigned by Rodney Square without the written consent of the Trust. Rodney Square may, however, at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company, which is itself qualified under the Securities Exchange Act of 1934, as amended (the "1934 Act") to act as a transfer agent, as its agent to carry out such of the services to be performed under this agreement as Rodney Square may from time to time direct; provided, however, that the appointment of any agent shall not relieve Rodney Square of any of its responsibilities or liabilities hereunder.

18.    Indemnification.

       (a) The Trust agrees to indemnify and hold harmless Rodney Square and any officer, director, or employee of Rodney, nor any person who controls Rodney Square within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act (collectively, "Rodney Square Affiliates") from all taxes, charges, expenses, assessments, claims and liabilities including, without limitation, liabilities arising under the 1933 Act, the 1934 Act and any state and foreign securities laws, and amendments thereto (the "Securities Laws"), and expenses, including without limitation reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which Rodney Square takes (i) at the request of or on the direction of or in reliance on the advice of the Trust or (ii) upon Oral or Written Instructions. No Rodney Square Affiliate shall be indemnified against any liability (or any expenses incident to such liability) arising out of any such person's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

       (b) Rodney Square agrees to indemnify and hold harmless the Trust from all taxes, charges, expenses, assessments, claims and liabilities arising from Rodney Square's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of Rodney Square's or its nominees' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

       (c) In order that the indemnification provisions contained in this
       Section 18 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

19. Responsibility of Rodney Square. In the performance of its duties under this Agreement, Rodney Square shall be obligated to exercise due care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts in performing services provided for under this Agreement. Rodney Square shall not be under any duty to take any action on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by Rodney Square in writing. Neither Rodney Square nor any officer, employees or director of Rodney Square shall be liable for any error of judgment or mistake of law, or for any loss suffered by the Trust in connection with the matters to which this Agreement relates except to the extent such damages arise out of Rodney Square's own negligence, bad faith, willful misfeasance, or reckless disregard of obligations and duties under this Agreement.

       Any person, even though also an officer, director, employee or agent of Rodney Square or any of its affiliates who may be or become an officer or director of the Trust, shall be deemed, when rendering services to the Trust as such officer or acting on any business of the Trust in such capacity (other than services or business in connection with Rodney Square's duties under this Agreement), to be rendering such services to or acting solely for the Trust and not as an officer, director, employee or agent or one under the control or direction of Rodney Square or any of its affiliates, even though paid by one of those entities. Rodney Square shall not be liable or responsible for any acts or omissions of any predecessor administrator or any other persons having responsibility for matters to which this Agreement relates nor shall Rodney Square be responsible for reviewing any such act or omissions.


       Without limiting the generality of the foregoing or of any other provision of this Agreement, Rodney Square, in connection with its duties under this Agreement, shall not be under any duty or obligation to inquire into and shall not be liable for (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Rodney Square reasonably believes to be genuine; or
       (b) subject to the provisions of Section 20, delays or errors or loss of data occurring by reason of circumstances beyond Rodney Square's control, including acts of civil or military authority, national emergencies, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.


20. Acts of God, etc. Rodney Square shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, fire, flood or catastrophe, acts of God, insurrection, war, riots, or failure of the mails, transportation, communication or power supply. In the event of equipment breakdowns beyond its control, Rodney Square shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. Rodney Square shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

21. Registration Statement Amendments. Rodney Square and the Trust shall regularly consult with each other regarding Rodney Square's performance of its obligations and its compensation hereunder. In connection therewith, the Trust shall submit to Rodney Square at a reasonable time in advance of filing with the SEC copies of any amended or supplemented registration statements

       (including exhibits) under the 1933 Act, as amended, and the 1940 Act, and a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such material which would require any change in Rodney Square's obligations hereunder shall be subject to Rodney Square's approval, which shall not be unreasonably withheld. In the event that such change materially increases the cost to Rodney Square of performing its obligations hereunder, Rodney Square shall be entitled to receive reasonable compensation therefor.

22. Duration, Termination, etc. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

       This Agreement shall become effective on the day and year first written above, and shall continue in effect for twelve (12) months from the effective date, and thereafter as the parties may mutually agree; provided, however, that this Agreement may be terminated at any time by six (6) months' written notice given by Rodney Square to the Trust or ninety (90) days' written notice given by the Trust to Rodney Square; and provided further that this Agreement may be terminated immediately at any time for cause either by the Trust or by Rodney Square in the event that such cause remains unremedied for a period of time not to exceed ninety days after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Sections 18 and 19 hereof.

       In the event that the Trust designates a successor to any of Rodney Square's obligations hereunder, Rodney Square shall, at the expense and direction of the Trust, transfer to such successor a certified list of the shareholders of the Trust (with name, address, and, if provided, tax identification or Social Security number), a complete record of the account of each shareholder, and all other relevant books, records and other data established or maintained by Rodney Square hereunder. Rodney Square shall be liable for any losses sustained by the Trust as a result of Rodney Square's failure to accurately and promptly provide these materials.

23. Registration as a Transfer Agent. Rodney Square represents that it is currently registered with the appropriate Federal agency for the registration of transfer agents, and that it will remain so registered for the duration of this Agreement. Rodney Square agrees that it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent. Should Rodney Square fail to be registered with the Federal Deposit Insurance Corporation or any successor regulatory authority as a transfer agent at any time during this Agreement, the Trust may, on written notice to Rodney Square, immediately terminate this Agreement.

24. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

25. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

26. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

27. Shareholder Liability. Rodney Square is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets. Rodney Square agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust, nor from the Trustees or any individual Trustee of the Trust.


28. Arbitration. Absent further written agreement of the parties, any or all claims, disputes or other controversies ("disputes") that may arise between the parties to and in connection with this Agreement or any services or other obligations to be performed pursuant to this Agreement or any aspect of the relationship between the parties shall be resolved in the manner specified in paragraph 22 and "Schedule B" of the parties' "Administration Agreement" of even date herewith.


29. Miscellaneous. Both parties agree to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two counterparts, each of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have duly executed this agreement as of the day and year first written above.

                         BRAZOS MUTUAL FUNDS


                          By: _____________________________
                              Daniel Hockenbrough, President



                         RODNEY SQUARE MANAGEMENT
                         CORPORATION


                          By: _____________________________
                              Martin L. Klopping, President

                                   SCHEDULE A
                               BRAZOS MUTUAL FUNDS

                                  FUND LISTING




                     BRAZOS/JMIC Small/Cap Growth Portfolio
                  BRAZOS/JMIC Real Estate Securities Portfolio

                                   SCHEDULE B
                               BRAZOS MUTUAL FUNDS

                            Services to be Performed


Rodney Square Management Corporation ("Rodney Square") will perform the following functions as transfer agent on an ongoing basis with respect to the
Portfolio:

(a)    furnish state-by-state registration reports;

(b) calculate sales load or compensation payment and provide such information;

(c)    calculate dealer commissions;

(d) provide toll-free lines for direct shareholder use, plus customer liaison staff with on-line inquiry capacity;

(e) mail duplicate confirmations to dealers of their clients' activity, whether executed through the dealer or directly with Rodney Square;

(f) provide detail for underwriter or broker confirmations and other participating dealer shareholder accounting, in accordance with such procedures as may be agreed upon between the Trust and Rodney Square;

(g) provide shareholder lists and statistical information concerning accounts of the Portfolio to the rust;

(h) provide timely notification of Portfolio activity and such other information as may be agreed upon from time to time between Rodney Square and the Portfolio or the Custodian, to the Trust or the Custodian; and

(i)    solicit and tabulate proxies

                                   SCHEDULE C
                               BRAZOS MUTUAL FUNDS

                               Shareholder Records


Rodney Square Management Corporation ("Rodney Square") shall maintain records of the accounts for each shareholder showing the following information:

(a) name, address and United States Tax Identification or Social Security number;

(b) number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(c) historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

(d)    any stop or restraining order placed against a shareholder's account;

(e) any correspondence relating to the current maintenance of a shareholder's account;

(f)    information with respect to withholdings; and,

(g) any information required in order for Rodney Square to perform any calculations contemplated or required by this Agreement.

                                   SCHEDULE D
                               BRAZOS MUTUAL FUNDS

                                  Fee Schedule

For the services Rodney Square provides under the Transfer Agency Agreement attached hereto, Brazos Mutual Funds (the "Trust") agrees to pay Rodney Square a fee for each class of shares for each portfolio for transfer agency services equal to the following:

                                                         Fee per Annum
Type of Trust/Account                                     per Account

Annual, Semi-Annual or Quarterly Dividend                $15.00/year
Monthly Dividend                                         $16.50/year
Daily Accrual Fund                                       $18.00/year

subject to a $30,000 per annum minimum ($2,500 per month).


Checkwriting:                   $2.00 per account with checkwriting, per year
                                $0.15 per check (non-return)
                                $15.00 each - stop payment
                                $25.00 each - non-sufficient funds
                                $2.50 each check copy

This transfer agency fee shall be pro-rated and payable monthly as soon as practicable after the last day of each month based on the average of the daily net assets of each Portfolio, as determined at the close of business on each day throughout the month.

Out of pocket expenses shall be reimbursed by the Trust to Rodney Square or paid directly by the Trust. Such expenses include, but are not limited to, the following:

Transaction Charges:
       12b-1 Calculation - $.25 per account, per run
       Exchange Fees - $5.00 per transaction
       Wire fee for receipt or disbursement - $7.00 per wire receipt, $12.00 per wire disbursement ACH transaction charges - $0.25 per transaction Lockbox processing - $0.06 per transaction New Account Opening - $0.40 electronic interface; paper application $3.50 per account Master/Omnibus Account - $7.50 per broker call placed transaction

Additional Expenses:
a.     Toll-free lines (if required)
b.     Forms, envelopes, checks, checkbooks
c.     Postage (bulk, pre-sort, first-class at current prevailing rates)
d.     Hardware/phone lines for remote terminal(s) (if required)
e.     Microfiche/Microfilm
f.     Mailing fee - approximately $45.00 per 1,000 items
g.     Cost of proxy solicitation, mailing and tabulation (if required)

h.     Certificate issuance - $5.00 per certificate
i.     Record retention storage - $3.50 per cubic foot per month
j.     Development/programming costs/special projects (i.e. ad hoc reports)
       o Ad-hoc report set up $125 plus $0.012 per record passed
k.     "B" notice mailing - $5.00 per item
l.     Locating lost shareholders in anticipation of escheating - $7.50 per name
m.     Labels - $0.12 per label ($75 minimum)
n.     Commission Calculation - $0.25 per account
o.     Reruns for incorrect NAV's, dividends or mil rates, late NAV's
p.     Consolidated Statements - to be determined, time and materials
q.     Fulfillment - $2.00 per call plus vendor handling and postage
r.     Retroactive Record Dates for Dividends, Proxies, etc.
s.     Conversion Expenses - to be determined, time and materials

Additional Expenses (paid by shareholder):
       Direct IRA/Keogh processing               $10.00 per account per annum
                                                 $10.00 per transfer out


Fund/SERV/Networking Charges
1. - FUND/SERV
         Participation Fee                            $50.00 per month
         CPU Access Fee                               $40.00 per month
         Transaction Fee                              $  .50 per transaction
NSCC will deduct it's monthly fee on the 15th of each month from Rodney Square's cash settlement that day. These charges will be included on the next month's T/A bill as out-of-pocket expenses.
2. - Networking
         Participation Fee                           $250.00 per month
         CPU Access Fee                              $ 40.00 per month
         Account Fee                                 $   .045 per month on
                                                         monthly dividend funds
                                                     $   .030 per month on all
                                                         other dividend payables

Rodney Square System Access Charges for NSCC
1. - FUND/SERV
         Base Facility Use Fee                        $500.00 per month
         Transaction Fee                              $   .25 per transaction
Plus: out-of-pocket expenses for settlements, wire charges, NSCC pick-up charges, etc.
2. - Networking
         Base Facility Use Fee                        $500.00 per month
         Matrix Level Charges:
         Level 1, 2 or 4                              $   .30 per account/month
         Level 3                                      $   .10 per account/month

Payment
The above will be billed within the first five (5) business days of each month and will be paid by wire within five (5) business days of receipt.

SEVERANCE AND CONVERSION FEE


Upon the termination, notice of termination, or non-renewal of the attached Transfer Agency Agreement within the initial twelve (12) month term by the Trust or the Trust's Board of Trustees, the parties hereby acknowledge and agree that the Trust shall pay to Rodney Square, in consideration of Rodney Square's severance and cooperation toward the Trust's conversion to a new service provider, and not as a penalty:

A. A sum, with respect to each of the Trust's portfolios, sufficient to cause Rodney Square to have received payment in full (notwithstanding any prior fee waivers or reimbursements) as and as if Rodney Square had duly performed its obligations pursuant to this Agreement for the full initial twelve (12) month them thereof; plus

B. Rodney Square's out-of-pocket expenses to such date plus reasonable out-of-pocket expenses incurred, at the Trust's request, in connection with the Trust's conversion to a new service provider.

                          ACCOUNTING SERVICES AGREEMENT
                                     between
                               BRAZOS MUTUAL FUNDS
                                       and
                      RODNEY SQUARE MANAGEMENT CORPORATION


         THIS ACCOUNTING SERVICES AGREEMENT is made as of the ____ day of ______________, 1996 between Brazos Mutual Funds, a Delaware business trust (the "Trust") having its principal place of business in Dallas, Texas and Rodney Square Management Corporation, a Delaware corporation ("Rodney Square") having its principal place of business in Wilmington, Delaware.

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, management investment company and offers for public sale one or more series of shares of beneficial interest, each of which may offer one or more classes of shares;

         WHEREAS, each share of a series represents an undivided interest in the assets, subject to the liabilities, allocated to that series;

         WHEREAS, at the present time, the Trust has established two Series, each consisting of one class of shares, and the Trust may establish additional Series and/or classes in the future; and

         WHEREAS, the Trust desires to avail itself of the services of Rodney Square to provide certain accounting services; and Rodney Square is willing to furnish such services to the Trust with respect to each of the series listed on Appendix A to this Agreement (each a "Portfolio" or collectively the "Portfolios") on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

         1. Appointment. The Trust hereby appoints Rodney Square to provide certain accounting services to the Trust for the period and on the terms set forth in this Agreement. Rodney Square accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 12 of this Agreement. Rodney Square agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder, and to remain open for business on any day on which the New York Stock Exchange, the Federal Reserve Bank of Philadelphia and Wilmington Trust Company are open for business. The Trust may from time to time issue separate series or classes or classify and reclassify shares of such series or class. Rodney Square shall identify to each such series or class property belonging to such series or class and in such reports, confirmations and notices to the Trust called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

         2. Documents. The Trust has furnished Rodney Square copies of the Trust's Agreement and Declaration of Trust, By-Laws, Advisory Contract, Distribution Agreement, Administration Agreement, Custody Agreement, Transfer Agency Agreement, most recent Registration Statement on Form N-1A, current Prospectus and Statement of Additional Information (the "SAI") and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish promptly to Rodney Square a copy of any amendment or supplement to the above-mentioned documents. The Trust shall furnish promptly to

Rodney Square any additional documents necessary for it to perform its functions hereunder or such other documents as Rodney Square shall request.

         3.       Definitions.

         (a) Authorized Person. As used in this Agreement, the term "Authorized Person" means the President, Treasurer, Secretary and any Vice President of the Trust and any other person, whether or not any such person is an officer or employee of the Trust, duly authorized by the Board of Trustees of the Trust to give Oral and Written Instructions on behalf of the Trust and listed on Appendix B listing persons duly authorized to give Oral and Written Instructions on behalf of the Trust as may be received by Rodney Square from time to time.

         (b) Oral Instructions. As used in this Agreement, the term "Oral Instructions" means oral instructions actually received by Rodney Square from an Authorized Person or from a person reasonably believed by Rodney Square to be an Authorized Person. The Trust agrees to deliver to Rodney Square, at the time and in the manner specified in Paragraph 4(b) of this Agreement, Written Instructions confirming oral Instructions.

         (c) Written Instructions. As used in this Agreement, the term "Written Instructions" means written instructions signed by two Authorized Persons, and delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, and received by Rodney Square.

         4.       Instructions Consistent with Trust Instrument, etc.

         (a) Unless otherwise provided in this Agreement, Rodney Square shall act only upon Oral and Written Instructions. Although Rodney Square may know of the provisions of the Trust Instrument and By-Laws of the Trust, Rodney Square may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Trust Instrument or By-Laws or any vote, resolution or proceeding of the Shareholders, or of the Board of Trustees, or of any committee thereof.

         (b) Rodney Square shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by Rodney Square pursuant to this Agreement. The Trust agrees to forward to Rodney Square Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by Rodney Square, whether by hand delivery, telex, facsimile sending device or otherwise, by the close of business of the same day that such Oral Instructions are given to Rodney Square. The Trust agrees that the fact that such confirming Written Instructions are not received by Rodney Square shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Trust by giving Oral Instructions.

         The Trust agrees that Rodney Square shall incur no liability to the Trust in acting upon Oral Instructions given to Rodney Square hereunder concerning such transactions, provided such instructions reasonably appear to have been issued by an Authorized Person.

         5.       Services on a Continuing Basis.

         (a) Rodney Square will perform the following accounting functions on a daily basis:

(i) Journalize each Portfolio's investment, capital share and income and expense activities;
(ii) Verify investment buy/sell trade tickets when received from the Trust's Investment Advisor ("Advisor") and transmit trades to the Trust's custodian for proper settlement;
(iii)  Maintain individual ledgers for investment securities;
(iv)   Maintain historical tax lots for each security;
(v) Reconcile cash and investment balances of each Portfolio with the Custodian, and provide the Advisor with the beginning cash balance available for investment purposes;
(vi) Update the cash availability throughout the day as required by the Advisor;
(vii) Post to and prepare each Portfolio's Statement of Assets and Liabilities and the Statement of Operations;
(viii) Calculate expenses payable pursuant to the Portfolio's various contractual obligations;
(ix) Control all disbursements from the Trust on behalf of each Portfolio and authorize such disbursements upon Written Instructions;
(x)    Calculate capital gains and losses;
(xi)   Determine each Portfolio's net income;
(xii) Obtain security market quotes from services approved by the Advisor, or if such quotes are unavailable, then obtain such prices from services approved by the Advisor, and in either case calculate the market or fair value of each Portfolio's investments;
(xiii) Transmit or mail a copy of the portfolio valuation to the Advisor;
(xiv)  Compute the net asset value per share of each class of each Portfolio;
(xv) Compute the yield, total return and expense ratio of each class of each Portfolio, and each Portfolio's portfolio turnover rate; and
(xvi) Monitor the expense accruals and notify Trust management of any proposed adjustments.

(b)    In addition, Rodney Square will:
(i) Prepare monthly financial statements, which will include without limitation the following items:
                  Schedule of Investments
                  Statement of Assets and Liabilities
                  Statement of Operations
                  Statement of Changes in Net Assets
                  Cash Statement
                  Schedule of Capital Gains and Losses;
(ii)   Prepare monthly security transactions listings;
(iii)  Prepare quarterly broker security transactions summaries;
(iv) Supply various Trust, Portfolio and class statistical data as requested on an ongoing basis;
(v) Assist in the preparation of support schedules necessary for completion of Federal and state tax returns; prepare 1099-Misc's for Trustees, as well as other non-corporate entities providing services to the Portfolios.
(vi)   Assist in the preparation and filing of the Trust's Semi-Annual
       Reports with the SEC on Form N-SAR;

(vii) Assist in the preparation and filing of the Trust's annual and semi-annual shareholder reports and proxy statements;
(viii) Assist with the preparation of and Amendments to the Trust's registration statements on Form N-1A and other filings relating to the registration of shares; and
(ix) Monitor each Portfolio's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.
(x) Communicate statistical data to the financial media (Donaghue, Lipper, Morningstar, et al).

         6. Records. Rodney Square shall keep all books and records with respect to the Trust's books of account and records of the Trust's securities transactions. The books and records pertaining to the Trust which are in the possession of Rodney Square shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during Rodney Square's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Rodney Square to the Trust or the Trust's authorized representative at the Trust's expense.

         7. Liaison With Accountants. Rodney Square shall act as liaison with the Trust's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit related schedules. Rodney Square shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Trust from time to time.

         8. Confidentiality. Rodney Square agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Rodney Square may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         9. Equipment Failures. In the event of equipment failures beyond Rodney Square's control, Rodney Square shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. Rodney Square shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision of emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         10.      Right to Receive Advice.

         (a) Advice of Trust. If Rodney Square shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Trust directions or advice, including Oral or Written Instructions where appropriate.

         (b) Advice of Counsel. If Rodney Square shall be in doubt as to any question of law involved in any action to be taken or omitted by Rodney Square, it may request advice at the Trust's expense from counsel of its own choosing (who in the first instance shall be the regularly retained counsel for the Trust but, as to non-routine matters may be the regularly retained counsel of Rodney Square, at the option of Rodney Square).

         (c) Conflicting Advice. In case of conflict between Oral and Written Instructions received by Rodney Square, Rodney Square shall be entitled to rely on and follow Written Instructions alone. In case of conflict between advice received from the Trust under (a) and (b) above, Rodney Square shall be entitled to rely on and follow advice obtained in accordance with (b) above.

         (d) Protection of Rodney Square. Rodney Square shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subsections
         (a) or (b) of this paragraph which Rodney Square, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this paragraph shall be construed as imposing upon Rodney Square any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to Rodney Square's properly taking or omitting to take such action.


         11. Compliance with Governmental Rules and Regulations. The Trust assumes full responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act of 1933 ("1933 Act"), the Securities Exchange Act of 1934, as amended ("1934 Act"), the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction over the Trust, subject to disclosure of pertinent facts to the Trust by Rodney Square.


         12. Compensation. For the performance of its obligations under this Agreement, the Trust on behalf of each Portfolio, shall pay Rodney Square in accordance with the fee arrangements described in Schedule A attached hereto, as such schedule may be amended from time to time.

         13. Indemnification. The Trust agrees to indemnify and hold harmless Rodney Square and any officer, director, or employee of Rodney Square and any person who controls Rodney Square within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act (collectively, "Rodney Square Affiliates") from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any other laws, rules and regulations of any governmental authorities, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which Rodney Square takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the written advice of the Trust or (ii) upon Oral or Written Instructions, provided that neither Rodney Square nor any of its nominees shall be indemnified against any liability to the Trust or to its Shareholders (or any expenses incident to such liability) arising out of Rodney Square's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations specifically described in this Agreement.

         14. Responsibility of Rodney Square. In the performance of its duties hereunder, Rodney Square shall be obligated to exercise due care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. Rodney Square shall be under no duty to take any action on behalf of the Trust except as specifically set herein or as may be specifically agreed to by Rodney Square in writing. Neither Rodney Square nor any Rodney Square

Affiliate shall be liable for any error of judgment or mistake of law, or for any loss suffered by the Trust in connection with the matters to which this Agreement relates except to the extent that such loss. arise out of Rodney Square's own negligence, bad faith, willful misfeasance, or reckless disregard of obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of Rodney Square or any of its affiliates who may be or become an officer or director of the Trust, shall be deemed, when rendering services to the Trust as such officer or acting on any business of the Trust in such capacity (other than services or business in connection with Rodney Square's duties under this Agreement), to be rendering such services to or acting solely for the Trust and not as an officer, director, employee or agent or one under the control or direction of Rodney Square or any of its affiliates, even though paid by one of those entities. Rodney Square shall not be liable or responsible for any acts or omissions of any predecessor administrator or any other persons having responsibility for matters to which this Agreement relates nor shall Rodney Square be responsible for reviewing any such act or omissions.

         Without limiting the generality of the foregoing or of any other provision of this Agreement, Rodney Square in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (i) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Rodney Square reasonably believes to be genuine; or (ii) delays or errors or loss of data occurring by reason of circumstances beyond Rodney Square's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in paragraph
9), flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

         15. Waiver, Discharge, Duration and Termination. The provisions of this Agreement may not be waived, discharged or terminated orally, but only by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

             This Agreement shall become effective as of the day and year first written above, and unless terminated as herein provided, shall continue in force for twelve (12) months from the date of its execution and thereafter, from year to year, provided continuance after the twelve (12) month period is approved at least annually by a vote of the Trustees of the Trust. This Agreement may at any time be terminated on ninety (90) days' written notice given to Rodney Square or by Rodney Square by six (6) months' written notice given to the Trust; provided, however, that the foregoing provisions of this Agreement may be terminated immediately at any time for cause either by the Trust or by Rodney Square in the event that such cause shall have remained unremedied for sixty (60) days or more after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Sections 13 and 14 hereof.


             In the event that the Trust designates a successor to any of Rodney Square's obligations hereunder, Rodney Square shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by Rodney Square under the foregoing provisions.



         16. Notices. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party to this Agreement at its principal place of business.

         17. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         18. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         19. Delegation. On thirty (30) days' prior written notice to the Trust, Rodney Square may assign all its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of Wilmington Trust Company, provided that (i) the delegate agrees with Rodney Square to comply with all relevant provisions of the 1940 Act and applicable rules and regulations; (ii) Rodney Square shall remain responsible for the performance of all of its duties under this Agreement; (iii) Rodney Square and such delegate shall promptly provide such information as the Trust may request; and (iv) Rodney Square shall respond to such questions as the Trust may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.


         20. Arbitration. Absent further written agreement of the parties, any or all claims, disputes or other controversies ("disputes") that may arise between the parties to and in connection with this Agreement or any services or other obligations to be performed pursuant to this Agreement or any aspect of the relationship between the parties shall be resolved in the manner specified in paragraph 22 and "Schedule B" of the parties' "Administration Agreement" of even date herewith.


         21. Miscellaneous.

         (a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which, taken together, shall constitute one and the same instrument.

         (b) This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to Oral and/or Written Instructions. This Agreement shall be deemed to be a contract made in Delaware and shall be administered, construed and enforced according to the laws (without regard, however, to laws as to conflicts of law) of the State of Delaware. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefits of the parties hereto and their respective successors.

         (c) Rodney Square is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument of the Trust and agree that obligations assumed by the Trust under this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Portfolios, the obligations hereunder shall be limited to the respective assets of such Portfolio or Portfolios. Rodney Square further agrees that it shall not seek satisfaction of any such obligations from the shareholders or any individual shareholder of the Portfolios, nor from the Trustees or any individual Trustee of the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first written above.

                         BRAZOS MUTUAL FUNDS


                              By:      ______________________________
                                       Daniel Hockenbrough, President

                         RODNEY SQUARE MANAGEMENT
                         CORPORATION


                              By: ______________________________

                                                                      APPENDIX A


                          ACCOUNTING SERVICES AGREEMENT

                               BRAZOS MUTUAL FUNDS

                       PORTFOLIO LISTINGS AND FEE SCHEDULE

ANNUAL FEE

For services provided to Brazos Mutual Funds (the "Trust") pursuant to this Accounting Services Agreement, Rodney Square Management Corporation ("Rodney Square") shall receive an annual fee equal to the following:

A. For each domestic, single-class portfolio of the Trust, a $45,000 minimum annual fee for up to the first $50 million in assets, plus an asset-based fee calculated, with reference to the average daily net assets of each such portfolio, according to the following schedule:

                  0.03% of assets between $50 million and $100 million; plus 0.02% of assets in excess of $100 million.

B. For the second and each additional class of any domestic portfolio, a $15,000 minimum annual fee for up to the first $50 million in assets generated by the class, plus an asset-based fee calculated, with reference to the average daily net assets generated by each such class, according to the same schedule as in A. above.

The foregoing fee shall be payable monthly, as soon as practicable after the last day of the month, based on the average daily net assets of each of the Trust's portfolios as determined at the close of business on each business day throughout the month.

OUT-OF-POCKET EXPENSES

In addition to the foregoing fee, Rodney Square's reasonable out-of-pocket expenses incurred in the performance of its responsibilities pursuant to this Accounting Services Agreement shall either be paid and advanced directly by the Trust, or promptly reimbursed, upon billing, by the Trust.

SEVERANCE AND CONVERSION FEE


Upon the termination, notice of termination, or non-renewal of the attached Accounting Services Agreement within the initial twelve (12) month term by the Trust or the Trust's Board of Trustees, the parties hereby acknowledge and agree that the Trust shall pay to Rodney Square, in consideration of Rodney Square's severance and cooperation toward the Trust's conversion to a new service provider, and not as a penalty:

A. A sum, with respect to each of the Trust's portfolios, sufficient to cause Rodney Square to have received payment in full (notwithstanding any prior fee waivers or reimbursements) as and as if Rodney Square had duly performed its obligations pursuant to this Agreement for the full initial twelve (12) month term thereof; plus





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B. Rodney Square's out-of-pocket expenses to such date plus reasonable out-of-pocket expenses incurred, at the Trust's request, in connection with the Trust's conversion to a new service provider.





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APPENDIX B



                          ACCOUNTING SERVICES AGREEMENT

                               BRAZOS MUTUAL FUNDS

                               AUTHORIZED PERSONS




The following persons have been duly authorized by the Board of Trustees to give Oral and Written Instructions on behalf of the Portfolios:





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